AC ONE CODE OF ETHICS
September 20, 2018

Policy
This Code of Ethics (“COE”) is designed to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Employees of AC One Asset Management (“AC One”) are in a position of trust with respect to its clients.  This position requires AC One’s employees to act at all times with the utmost integrity. The COE is designed to educate AC One’s employees as to their responsibilities, protect the reputation of the firm, and guard against violations of the securities laws.

Background
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204A-1 requires an adviser to have a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws by all of AC One’s employees and requires quarterly reporting of all employees’ personal securities transactions. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act makes it unlawful, among other things, for AC One and its employees in connection with the purchase or sale by such person of a security held or to be acquired by AC One for a client to:

- Employ any device, scheme or artifice to defraud any client or prospective clients;

- Make any untrue statement of a material fact or omit to state to a client or prospective client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

- Engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

- Engage in any act, practice, or course of business this is fraudulent, deceptive or manipulative.

AC One recognizes that the personal investment transactions of its employees, which include all officers, demand the application of a high code of ethics.  Consequently, AC One requires that all transactions for employee accounts as defined herein be carried out in a manner that does not endanger the interest of any client or create any apparent or real conflict of interest between the employee and the client. At the same time, AC One believes that if investment goals are similar for clients and AC One employees, it is logical and even desirable that there be a common ownership of some securities.

Conflicts of interest might arise in several ways.  An example would be the purchase or sale of a security in an employee account in a manner that would compete with the China Fund’s own purchase or sale of securities.

Therefore, it is AC One’s policy to permit its employees and their families and accounts they control other than client accounts to own, for investment purposes, securities identical to those held by the China Fund.  While recognizing this right to invest in securities, employees must be cognizant that they are bound, both ethically and legally, to avoid actions that might represent a conflict of interest with the China Fund.

It is the desire of AC One that the Code of Ethics be conscientiously followed and effectively enforced.  The prime responsibility for following it rests with each employee.  While AC One will oversee compliance with the Code of Ethics, a conscientious and professional attitude on the part of each employee will ensure that AC One fulfills the highest ethical standards.

Responsibility
The Chief Compliance Officer (“CCO”) has the responsibility for overall implementation and monitoring of AC One’s procedures and reviewing personal securities transaction reports, although he may delegate various tasks to other persons.

Procedures
AC One has adopted the following procedures to implement AC One’s Code of Ethics.

A EMPLOYEE TRADING AND REPORTING

1 Definitions
1) “Employee” refers to AC One’s employees and (in this section) includes Directors who attend AC One’s Investment Committee meetings and are designated as an Access Employee.

2) “Employee Account” refers to an account in the name, or for the benefit, of any of the following persons:
a) Employee;
b) Employee's spouse;
c) Employee's minor child or children;
d) Any other relative of the Employee or the Employee's spouse sharing the same home as the employee;
e) Any other person whose account is managed, controlled, or influenced by or through the Employee, or to whom the Employee gives advice with regard to the acquisition or disposition of securities other than an AC One client.  Examples of such accounts are accounts where the Employee is acting as trustee, executor, pledgee, and agent or in any similar capacity;
f) Any other account in which the Employee has a beneficial ownership interest except accounts over which the Employee has no direct or indirect influence or control.  Such beneficial interest may arise where an Employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation; and
g) Any other account for which the Employee has discretionary authority to trade except a client account.

3) “Access Person” or “Access Employee” refers to an employee who in the normal course of business has direct access to the Securities proposed and under consideration by AC One Investment Committee (Exhibit 8).

2 Prohibited Transactions
1) Employee Accounts are prohibited from purchasing or selling any Security under consideration by AC One for the China Fund until all China Fund transactions contemplated in the security have been completed, or 15 days whichever comes first.

2) Employee Accounts are prohibited from purchasing any new issue (i.e. Initial Public Offerings) unless the CCO has approved the purchase in writing.

3) Employee Accounts are prohibited from purchasing any private placement unless the CCO has approved the purchase and the Employee Account submits a written justification for the transaction that the CCO approves (See Preclearance section).

3 Exemptions from Prohibited Transactions
1) Securities which the Employee Account or client Account has no influence or control, including:
a) Purchases or sales affected in any account over which the Employee has no direct or indirect influence or control;
b) Purchases or sales, which are non-volitional on the part of either the Employee Account or the client account;
c) Purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and
d) Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

2) Securities which are direct obligations of a government (other than China), bankers’ acceptances, bank certificates of deposit, commercial paper, short-term debt instruments, and registered open-end investment companies (e.g. mutual funds and ETF’s).

4 Other Prohibitions
1) Employees are prohibited from disclosing securities activities being engaged or contemplated by AC One for the China Fund to anyone outside AC One, except broker-dealers and custodians involved in AC One securities transactions.

2) Employees may not accept a gift, including entertainment, payment of travel expenses or free attendance at conference and seminars in excess of $250 from any of the companies AC One invests in (including any company falling within the potential mandate of AC One China Fund but not in the portfolio) or any of the broker-dealers, custodians, or service providers engaged (or potentially) by AC One.

3) Employees may not serve on the Board of Directors of any publicly traded company without prior written authorization of the CCO.

5 Reporting Requirements
Holdings in direct obligations of the governments (other than China), bankers’ acceptances, bank certificates of deposit, commercial paper, short-term debt instruments and registered open-end investment companies do not need to be disclosed in the following holdings reports. Employees do not need to report transactions effected in any account over which the Employee has no direct or indirect influence or control.

1) Disclosure of Personal Holdings at Investment Committee Meetings
If an Employee Account of a person attending an Investment Committee meeting or if a member of the Investment Committee holds a security being considered for purchase or sale by client accounts, or a security economically related thereto other than any shares of, or options on, an exchange-traded index fund, such person shall disclose to the Investment Committee his holdings of the security at the first occasion upon which the employee becomes aware that AC One is considering the security for the Focus List.

2) Initial Holdings Report (Exhibit 1)
 Existing employees and all new employees as of their date of employment shall disclose in a written report within ten (10) days of becoming an Access Person:
a) All securities held by employee accounts,
b) The names of each broker, dealer and/or bank at which an employee account maintains a securities account and the title on each such account, and
c) All outside business activities.

New employees are also asked to disclose any outside business ventures.  New employees will be given ten days to sell any securities they wish to sell as a result of a review of this COE.

3) Annual Holdings Report (Exhibit 2)
Within sixty days of each calendar year, each Employee shall report in writing to the CCO:
a) All securities (including any privately held securities such as limited partnership or limited liability company membership interests) held by Employee Accounts,
b) The names of each broker, dealer and/or bank at which an Employee Account maintains a securities account and the name on each such account, and
c) All outside business activities

4) Quarterly Reports of Securities Transactions (Exhibit 3)
Each employee shall complete a Personal Securities Transaction and Securities Account quarterly report for each calendar quarter even if the employee does not have any personal securities transactions or new securities accounts to report and submit the Report to the CCO no later than 30 days after the end of each calendar quarter.  If that day is not a business day, then the report shall be submitted no later than the first business day thereafter.

Employees shall report the transactions and any new securities accounts for all Employee Accounts except those accounts over which the Employee does not exercise any influence or control.

6 Preclearance  (Exhibit 6)
 All Employees and Employee Accounts subject to AC One’s Code of Ethics must pre-clear all personal securities investments in private securities (e.g. private placements, limited partnerships, and private equity) transactions and initial public offerings.

All requests for preclearance must be submitted in writing to the CCO for approval by submitting a Preapproval Form attached as Exhibit 6 herein. Upon such approval, the Employee will be given thirty (30) days from the date of approval to effect the approved transaction. If the transaction is not executed within this time frame, a new request for preclearance must be submitted.

All requests for preclearance by the CCO for his personal securities investments must be submitted to the President, or his designee, for approval.

7 Conflicts of Interest
Every employee shall notify the CCO of any personal conflict of interest relationship that may involve a client account, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client account.  Such notification shall occur in the pre-clearance process.

To the extent that the CCO has any Employee Accounts or Personal Security Transactions that are reportable under AC One’s COE, such transaction will be submitted to the President for review and approval.

8 Review of reports
The CCO or his designee shall be responsible for reviewing Initial Holdings Reports, Annual Holdings Reports, Initial Certification of Compliance forms, Annual Certification of Compliance forms, Personal Securities Transaction and Securities Account Quarterly Reports and any other documents deemed necessary to assure compliance with this COE.  The CCO or his designee shall review these documents on a prompt basis.

B STANDARDS OF BUSINESS CONDUCT

Employees of AC One are in a position of trust with respect to its clients.  This position requires AC One’s employees to act at all times with the utmost integrity. Employees should use reasonable care and exercise independent professional judgment.  Each act in which an employee engages, the employee should consider the reputation of the firm. This includes both legal and ethical issues related to the firm and the clients. All actions are to be of the greatest integrity, openness, honesty and trust.

1 Compliance with Applicable Federal Securities Laws
AC One employees shall comply with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act and the Investment Company Act of 1940, specifically:

Require registration of publicly traded securities,
Prohibit fraud in connection with the offer and sale of securities, and
Prohibit fraud on the securities markets.

Because these laws contain numerous definitions and interpretations, it is extremely important that AC One employees become knowledgeable of any provision that may affect their actions or omissions to act by asking questions of AC One’s CCO or outside counsel before engaging in the offer and sale of any security including any pooled vehicle and follow the rules set forth in this COE with respect to the offer and sale of AC One’s services and the management of any client account.

2 Excessive or Inappropriate Trading
AC One understands that it is appropriate for employees to participate in the public securities markets as part of their overall personal investment programs.  AC One Asset Management reviews personal trading of employees to ensure the AC ONE China Fund’s client interests remain paramount.  Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the CCO.

3 Outside Business Activities
An employee shall report to the CCO all outside business activities upon adoption of the COE or upon employment on Exhibit 1, Initial Holdings Report, and annually thereafter on Exhibit 2, Annual Holdings Report.

If an employee wishes to accept part-time employment, the following provisions must be observed:

-The employee must notify the President in writing of his intent to accept another position and obtain the President’s written approval.  This notice should specify the name of the employer, the nature of the job duties and the hours of work.

-Outside employment must not interfere in any way with the employee’s capability for giving full service to AC One.  Such employment cannot be for clients or a competitor nor should the employee take an ownership position with a competitor.

4 Compliance with Foreign Corrupt Practices Act (FCPA)
Any unlawful or unethical activities are strictly prohibited. All employees are expected to conduct business legally and ethically regardless of where in the world such business is transacted.

- Whenever conducting business abroad employees are subject to the FCPA.
- Providing anything of value to a foreign government official without first obtaining approval in writing from a designated officer or CCO is prohibited.
- Facilitation payments
are prohibited.
- Employees must report as soon as practical any knowledge or suspicion of any violations including any incident or perceived incident of bribery to the CCO in writing detailing pertinent facts.
- No employee will suffer any adverse consequences for refusing to pay bribes even if that may result in the loss of business.
- The CCO or other designated officer should be contacted directly with any questions concerning these practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

C SAFEGUARDING DATA

Employees must safeguard material, non-public information about AC One China Fund client transactions and adhere to AC One’s Privacy Policy.  This includes, but is not limited to adherence to physical and technical security of data.

1) Employees may not share access codes or passwords with outside consultants or contractors.
2) Employees must remove client account statements from general office access at the end of each day.
3) Employees are prohibited from electronically or otherwise transmitting client transactions to unauthorized entities.  Authorized entities include, but are not limited to:

a) Affiliates and their designees;
b) Brokers or Dealers with a business need; and/or
c) Vendors with contractual need and who have executed a non-disclosure agreement with AC One.

D PROCEDURES DESIGNED TO PREVENT AND DETECT INSIDER TRADING

AC One forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as "insider trading."  The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm.  Any questions regarding the Firm's policy and procedures should be referred to the Chief Compliance Officer (“CCO”).

1 Definition of Insider Trading
The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or the communication of material nonpublic information to others.  To avoid  conflict with trading programs instigated by the investment  process, AC One too hold on any non-client trades for 15 days, either side of    buy/sale programs and /or word is received confirming completion before that time.  Client comes first.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1) Trading by an insider, while in possession of material nonpublic information, or
2) Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
3) Communicating material nonpublic information to others.

The concept of "insider" is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations.  In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services.   For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material.  "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

2 Penalties for Insider Trading
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:
(a) Civil injunctions;
(b) Treble damages;
(c) Disgorgement of profits;
(d) Jail sentences;
(e) Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
(f) Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

3 Contacts with Public Companies
For the Firm, contacts with public companies represent an important part of our research efforts.  The Firm may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Firm employee becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In such situations, the Firm must make a judgment as to its further conduct.  To protect yourself, your clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

4 Procedures to Implement the Firm’s Prohibition Against Insider Trading
The role of AC One’s CCO is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading.

1) Every time an employee communicates with an official of a public company, the employee should be sure to identify himself as being associated with an investment advisory firm.

2) To prevent insider trading, AC One will:

a) Provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and answer questions regarding the firm’s prohibition against insider trading;

b) Resolve issues of whether information received by Firm employees is material and nonpublic and determine what action, if any, should be taken and review on a regular basis and update as necessary the Firm’s policy and procedures concerning insider trading; and

c) When it has been determined that an officer, director or employee of the Firm has material nonpublic information, implement measures to prevent dissemination of such information, and if necessary, restrict officers, directors and employees from trading the securities.

3) To detect insider trading, the CCO will:

a) Review the trading activity reports filed by each officer, director and employee, and

b) Review the trading activity of accounts managed by the Firm.

c) Promptly investigate all reports of any possible violations of the Firm’s Policy Statement on Insider Trading.

d) Receive from each officer, director and employee notification of all direct communication with research contact for specific company bought and/or sold.

4 Special Reports to counsel
Promptly upon learning of a potential violation of the Firm’s prohibition on insider trading, a written report should be sent to the Firm’s outside counsel providing full details, which may include:

- The name of particular securities involved, if any
- The date the potential violation was discovered and when the investigation began.
- The accounts and individuals involved
- Actions taken as a result of the investigation, if any, and
- Recommendations for further action.

If an employee has any questions about whether information is “material” or “non-public,” or if an employee is aware of circumstances that might suggest that there has been misuse of inside information, it is important to advise the CCO at once.

In addition, any violation of the prohibition on insider trading can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

E  PORTFOLIO HOLDINGS DISCLOSURE

Policy
The China Fund must disclose any policy and procedures about disclosure of portfolio holdings and any ongoing arrangements to make such information available on a selective basis.  This requirement is designed to provide greater transparency of the China Fund’s practices with respect to the disclosure of portfolio holdings, and reinforces the China Fund’s obligation to prevent the misuse of material non-public information.

The China Fund may only disclose portfolio holdings consistent with the antifraud provisions of the Federal Securities Laws.  Disclosing non-public portfolio holdings information to selected third parties is permissible only when the China Fund has a legitimate business purposes for doing so and the recipients are subject to a duty of confidentiality, including a duty not to trade on the non-public information.  Such practices, and the policy and procedures governing such practices, must be disclosed to shareholders.

Procedures
The China Fund has adopted the following procedures regarding this matter.

The Fund has adopted the procedures set forth in “Policy on Disclosure of Portfolio Holdings” (copy attached as Exhibit 7) to implement the China Fund’s policy and to monitor compliance with the China Fund’s policy.

Responsibility
The CCO is responsible for reviewing, maintaining and enforcing these policies and procedures to ensure meeting AC One’s its antifraud requirements and disclosure obligations.

Disclosure
AC One will post the Holdings of the Fund to the AC One China Fund website on a Quarterly basis within 60 calendar days.

F INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COE

1 Initial and Annual Certification of Compliance   (Exhibit 4 and Exhibit 5)
Upon adoption of this COE by AC One, each Employee shall certify that: (a) s/he has received this COE (Exhibit 4); (b) s/he has read and understands this COE and recognizes s/he is subject thereto; (c) s/he has reported all personal securities transactions required to be reported pursuant to the requirements of the COE; (d) s/he has reported the names of each broker, dealer and/or bank where any Employee Account has a securities account; and (e) other than as disclosed on the initial certification, s/he has no knowledge of the existence of any personal conflict of interest which may involve client accounts, such as any economic relationship between his/her transactions and securities held or to be acquired by Client Accounts (Exhibit 5).

2 Code of Ethics Rule 17j-1
1) Issues Arising Under the Code of Ethics AC One must describe any issue(s) that arose during the previous year under the Code of Ethics, including any material code or procedural violations, and any resulting sanction(s). AC One must report to the RIC’s Board more frequently as they deem necessary or appropriate and shall do so as requested by the RIC’s Board.

2) Reporting Issues  AC One may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

3) Certification   AC One will report annually in writing, accompanied by a certification, to the RIC’s Board that AC One has adopted procedures reasonably necessary to prevent their Employees from violating their code of ethics.

4) Record Keeping AC One must maintain records in the manner and to the extent set out in Rule 17j-1paragraph (f), and must make these records available to the SEC

G REPORTING OF CODE VIOLATIONS

 Any Employee who becomes aware of any apparent violation of the Code of Ethics shall promptly report such apparent violation to the CCO, who will promptly inform the Investment Committee.

H SANCTIONS

1 Nature of Sanctions
Upon discovering a violation of this Code, the Investment Committee may impose such sanctions, as the Investment Committee deems appropriate, including:

1) Formal warning;
2) Restriction of trading privileges;
2) Fines from $50 to $5,000;
3) Disgorgement of any ill-gotten gains as a result of the violation; AND/OR
4) Suspension or termination of employment.

2 Sanction Factors
The factors that may be considered when determining the appropriate sanctions include, but are not limited to:

- Harm to a client’s interest;
- Extent of unjust enrichment;
- Frequency of occurrence;
- Degree to which there is personal benefit from unique knowledge obtained through employment with AC One;
- Degree of perception of a conflict of interest;
- Evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or the level of accurate, honest and timely cooperation from the person subject to the COE.

I EMPLOYEE EDUCATION

1 Initial Education Sessions.
Prior to or shortly after the adoption of the Code of Ethics, the CCO shall hold one or more meetings for all AC One employees to review the Code of Ethics and answer employee questions.

2 Ongoing Education Meetings.
At least once each year, the CCO shall hold one or more meetings for all AC One employees to review the Code of Ethics and answer questions.

3 New Employee Education.
The CCO or his designee shall review the contents of the Code of Ethics with each new employee.

J RETENTION OF RECORDS

AC One shall maintain the following records:

-A copy of any Code of Ethics in effect within the most recent five years;

-A list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the CCO;

-A copy of each report and certification made by an Employee and submitted to the CCO or his designee for a period of five years from the end of the fiscal year in which it was made;

-Each memorandum made by the CCO hereunder, for a period of five years from the end of the fiscal year in which it was made;

-A record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

-A copy of every report provided to AC One’s Board of Directors by the CCO that describes any issues arising under the Code of Ethics.

K CONFLICT OF INTEREST

In fulfilling their responsibilities, all employees of the Advisor, must act at all times in the best interests of the shareholders of the Fund.  Employees must avoid situations, which may result in the creation of conflicts of interest and should also avoid situations, which might lead to an “appearance” of impropriety or to a potential conflict of interest. This would specifically prohibit making political contributions to Chinese nationals, which is against Chinese law (as the Fund holds no American holdings, the monitoring of North American contributions is not required).  Because it is not possible to identify every scenario, which might result in a conflict, employees must exercise their strictest judgment as to matters that may create conflicts.

If an employee, or any member of his/her immediate family (parent, spouse of a parent, spouse, child, spouse of a child, brother or sister including step and adoptive relationships), had, currently has, or shall have a potential conflict, such employee shall:

- Disclose fully to the managers the precise nature of the matter giving rise to the potential conflict; and;
- Recuse themselves from participating in any consideration of, or decision on, any matter in question relating to the potential conflict until such time as a majority of the managers who are not conflicted with respect to the matter in question, and the Advisor’s CCO, determine that the potential conflict would not negatively impact the ability of the Advisor to perform his/her duties for the Fund.

EXHIBIT 1

AC One Asset Management Company

CODE OF ETHICS INITIAL HOLDINGS REPORT

To the Chief Compliance Officer of AC One Asset Management Company:
1.	I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated January 2017.
2.
As of the date below, the following are the names of each broker, dealer and/or bank where I have a securities account (you may attach a list or copy of account statement instead of completing the information on this form):

Title of Account Broker/Dealer or Bank Relationship to Employee
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
3. As of the date below, the list below includes all securities which I hold (you may attach a list or copy of account statement instead of completing the information on this form):
Name of Security #Shares Name of Account Holder
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
4. The following is a list of all business activities in which I am engaged other than as an employee of AC One.
Name of Business My Role _____________________________________________________________________________ _____________________________________________________________________________

Date: __________☐
Signature: ___________________________________
Print Name: __________________________________

Reviewed by the Chief Compliance Officer

_________________________________________ Date: ____________________
Signature
Donald W. Brown

EXHIBIT 2
AC One Asset Management Company

CODE OF ETHICS ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer of AC One Asset Management Company:

I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated January 2017.

As of the date below, the following are the names of each broker, dealer and/or bank where I, or my Employee Accounts have a securities account (you may attach a list or copy of account statement instead of completing the information on this form):

Title of Account                           Broker/Dealer or Bank                       Relationship to Employee
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________

As of the date below, the list below includes all securities, which I, or my Employee Accounts hold (you may attach a list or copy of account statement instead of completing the information on this form):

Name of Security #SharesName of Account Holder
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________

The following is a list of all business activities in which I am engaged other than as an employee of AC One:

Name of Business My Role
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________

Date: ______________________________________
Signature: __________________________________
Print Name: ________________________________

Reviewed by the Chief Compliance Officer

_________________________________________                                                                 ____________________
Signature Date
Donald W. Brown

EXHIBIT 3
AC ONE ASSET MANAGEMENT COMPANY

QUARTERLY PERSONAL SECURITIES TRADING REPORT

Report for the quarter ending: XXXXX

Employee Name:

❑ I have done no personal securities trading during the quarter indicated above, and did not establish any brokerage accounts during the quarter.

❑ I have done personal securities trading during the quarter indicated above.  I have completed the summary below, or attached a similar report, i.e. custodian statement or GIM transaction report detailing all transactions in my brokerage accounts

BUY
Trade Date	# Shares	Issue/ Ticker	Price	Broker

SELL
Date	# Shares	Issue	Price	Broker

❑ I have established the following brokerage accounts during the months of XXX through XX.

Title of Account Broker/Dealer or Bank Account Relationship to Employee
_________________________________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________________________________

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve a client account such as the existence of any economic relationship between my transactions and securities held or to be acquired by AC One’s clients.

I hereby certify that this report reflects all personal securities transactions and all new securities accounts established at a broker, dealer or bank during the above-referenced quarter for me and all of my Employee Accounts.

Signature: ___________________________________               Date: ___________________

Reminder:

"Employee Account" refers to an account for any of the following persons:

a) Employee;
b) Employee's spouse;
c) Employee's minor child or children;
d) Any other relative of the employee or the employee's spouse sharing the same home as the employee;
e) Any other person whose account is managed, controlled, or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities other than the AC One China Fund.  Examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, agent or in any similar capacity;
f) Any other account in which the employee has a beneficial ownership interest except accounts over which the employee has no direct or indirect influence or control.  Such beneficial interest may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation; any other account for which the Employee has discretionary authority to trade except the AC One China Fund;

Reviewed by Chief Compliance Officer

________________________________                         Date:
Donald W. Brown

EXHIBIT 4
AC ONE ASSET MANAGEMENT COMPANY

INITIAL CERTIFICATION OF RECEIPT OF CODE OF ETHICS AND COMPLIANCE

To the Chief Compliance Officer of AC One Asset Management Company:

I have received, read and understand the Code of Ethics dated January 2017 for AC One Asset Management Company, (the “Code”) and recognize that I am subject thereto as an employee of AC One Asset Management Company, (“AC One”).

I hereby certify that as of the date of this report, I have reported to AC One all securities transactions each quarter.

Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve client accounts, such as any economic relationship between my transactions and securities held or to be acquired by client accounts.

Date: __________ ☐

Signature: ___________________________________

Print Name: __________________________________

EXHIBIT 5

AC ONE ASSET MANAGEMENT COMPANY

ANNUAL CERTIFICATION OF RECEIPT OF CODE OF ETHICS AND COMPLIANCE

To the Chief Compliance Officer of AC One Management Company:

1.
I have received, read and understand the Code of Ethics dated January 2017 for AC One Asset Management Company, (the “Code”) and recognize that I am subject thereto as an employee of AC One Asset Management Company, (“AC One”).

2.	I hereby certify that, during the year ended December 31, 2016 I have complied with the requirements of the Code.

3.	I hereby certify that, during the year ended December 31, 2016 I have reported to AC One all securities transactions required to be reported pursuant to the Code.

4.	Except as noted below, I hereby certify that, during the year ended December 31, I have reported to AC One the names of each broker, dealer and/or bank required to be reported pursuant to the Code.

5.
Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship that may involve client accounts, such as any economic relationship between my transactions and securities held or to be acquired by client accounts.

Date: _____________

Signature: ___________________________________

Print Name: _________________________________

EXHIBIT 6

AC ONE ASSET MANAGEMENT

PERSONAL SECURITIES TRANSACTION PRECLEARANCE FORM

ACCOUNT INFORMATION:

Employee or Related Person:

Employee Account:
or
Related Account:

Brokerage Firm or Bank:

TRANSACTION INFORMATION:
Date:

Security:

Number of Shares:

Type of Transaction:

Other Information:

Type of Order:

Account Name & Number:

Is the security being considered for purchase or sale for any advisory client?

Is there any current order for any advisory client(s) to purchase or sell the same security or its equivalent (the same issuer or some derivative, e.g., option or warrant)?

Is the security owned by any advisory client(s)?

For portfolio managers, has the security been bought or sold for advisory client account(s) within the last ______ days?

Do you have any material nonpublic information about the security or the company?

Is the security an IPO?

Is the security a Limited Offering?

Should this security be considered an investment opportunity for clients?

Has this security been purchased or sold by you or in an account related to you within 60 days

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the Chief Compliance Officer (or designated person). Approval given for any transaction will remain in effect for thirty (30) days.

Signature

Name

Date

Your pre-clearance request has been:

Approved

Denied

Signature

Name

Date

EXHIBIT 7

AC ONE ASSET MANAGEMENT COMPANY

PROCEDURES OF DISCLOSURE OF PORTFOLIO HOLDINGS ADOPTED BY THE
MANAGED PORTFOLIO SERIES

Policy on Disclosure of Portfolio Holdings April 6, 2011

1. BACKGROUND
Managed Portfolio Series (the “Trust”) is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with multiple series of shares (each a “Fund” and collectively the “Funds”). Each investment adviser that provides advisory services to the Funds is registered under the Investment Advisers Act of 1940, as amended. As a result of their provision of services to the Funds, employees of these investment advisers may have access to Portfolio Holdings Information (as defined herein) of one or more Funds prior to the time such information is publicly disseminated. Each investment adviser has adopted a code of ethics pursuant to Rule 17j-1 of the 1940 Act designed to prohibit fraudulent or deceitful conduct. In addition, certain other service providers and agents to the Trust and the Funds may have access to Portfolio Holdings Information prior to its public dissemination by the Trust. The Trust has adopted the following policy, which is applicable to each investment adviser, Trust service provider and agent, with respect to the disclosure of portfolio holdings information by any person to any third party prior to the time such information is publicly disseminated by the Trust.

2. POLICY
A. Portfolio Holdings Information Defined. It is the Trust’s policy to permit the dissemination of Portfolio Holdings Information to third parties prior to the time of its public dissemination only when such disclosure is in the best interest of Fund shareholders and only when such disclosure is accompanied by appropriate and reasonable protections against the improper use and dissemination of such information. For Purposes of this policy “Portfolio Holdings Information” is defined as information which, at any point in time, identifies, or may be used to identify
(1) any security owned by the Fund,
(2) the current value of any security owned by the Fund,
(3) characteristics of securities owned by the Fund or of the Fund’s portfolio as a whole including, but not limited to, sector or geographic weightings, and
(4) financial and other proprietary or non-public information concerning the Fund and the securities contained in the Fund’s portfolio.

B. Exclusions from Portfolio Holdings Information. Portfolio Holdings Information does not include information, which has been:
(1) disclosed to the public in either a prospectus or in a shareholder report filed with the Commission and delivered to shareholders pursuant to Section 30(e) of the 1940 Act, or posted on the Fund’s internet website in accordance with the requirement of Instruction 3 to Item 11(f)(2) of Form N-lA;
(2) filed with the Commission on (a) Form N-CSR or (b) in a filing on Form N-Q made in accordance with the requirements of Rule 30b1-5 under the 1940 Act; or
(3) posted on the Fund’s website.

3. PROCEDURES
To the extent that they are not in conflict with this policy, each Fund may adopt Fund specific procedures for the method, timing and frequency of its public disclosure of Portfolio Holdings Information. Portfolio Holdings Information posted on a Fund’s website may be separately provided to any person, commencing on the day after it is first published on the Fund’s website.
A. Disclosure of Portfolio Holdings Information. Portfolio Holdings Information is to be kept strictly confidential and should not be disclosed to any third party prior to the time of its public dissemination by the Trust. Notwithstanding the above, the disclosure of the Fund’s Portfolio Holdings Information to a third party prior to its public dissemination under the following circumstances:

(1) Approved Periodic Disclosure. Periodic disclosure of the Fund’s Portfolio Holdings Information may be made:
(a) to the Fund’s service provider to facilitate performance of contractual and/or fiduciary duties necessary for the Fund’s operations, including but not limited to the Fund’s investment adviser, administrator, custodian, fund accountant, principal underwriter, mailing service providers, financial printers, proxy voting services, broker-dealers in connection with the purchase and sale of portfolio securities, legal counsel, independent auditor, the Trust’s Board of Trustees (“Board”) and officers (“Service Providers”); and
(b) pursuant to a regulatory request, court order or other legal proceedings and the approved of the CCO.

(2) Additional Disclosure. Disclosure of the Fund’s Portfolio Holdings Information may also be made to the following additional entities (“Potential Recipients”) subject to the referenced disclosure requirements:
(a) Potential Recipients:
(i) mutual fund rating or, statistical agency, consultants or person performing similar functions a broker dealer, investment adviser or other financial intermediary performing due diligence on the Fund (and not for dissemination to clients); and
(ii) others pursuant to the prior written approval of the Trust’s Chief Compliance Officer (“CCO”).
(b) Disclosure Requirements. Prior to disclosing a Fund’s Portfolio Holdings Information to a Potential Recipient, the CCO must find that:
(i) the Fund has a legitimate business purpose for releasing the information in advance of release to all shareholders or the general public; and
(ii) the disclosure is in the best interests of Fund shareholders; and
(iii) the Fund has obtained a signed confidentiality agreement or its equivalent from the Potential Recipient.

B. Duty of Confidentiality. Service Providers shall be subject to a duty of confidentiality by contract, internal policies or procedures and/or pursuant to the requirements of a professional code. Potential Recipients will be subject to a similar duty of confidentiality.

C. Frequency of Disclosure to Potential Recipients. In general, Service Providers may receive portfolio holdings as needed with little or no lag between the date of the information and the date of which the information is disclosed. The frequency with which portfolio holdings may be disclosed to other potential recipient, and the length of the lag, if any, between the date of the information and the date on which the information is disclosed, shall be determined by the CCO based on the facts and circumstances, including, without limitation, the nature of the portfolio holdings information to be disclosed, the risk of harm to the Fund and its shareholders from the disclosure, and the legitimate business purposes served by such disclosure. The frequency of disclosure to a potential recipient, other than a Service Provider, may vary and may be as frequent as daily, with no lag.

D. Compensation. No Fund, nor any other party, including the Fund’s investment adviser, shall accept compensation in connection with the disclosure of its Portfolio Holdings Information.

4. CONFLICTS OF INTEREST
The codes of ethics of the Trust, its investment advisers (and sub-advisers) and principal underwriter are intended to address, among other things, potential conflicts of interest arising from the misuse of information concerning a Fund’s Portfolio Holdings Information. In addition, other Potential Recipients shall be subject to a duty of confidentiality within their service agreements, codes of ethics, professional codes, or other similar policies that address conflicts of interest arising from the misuse of such information.

Nevertheless, to the extent that the disclosure of a Fund’s Portfolio Holdings Information results or will result in a conflict between the Fund, on the one hand, and a Potential Recipient on the other, the CCO shall determine how to resolve the conflict in the best interests of the Fund, and shall report such determination to the Board at the end of the quarter in which such determination was made. If a Trustee or officer of the Trust or any employees of a Potential Recipient has reason to believe that the disclosure of a Fund’s Portfolio Holdings Information will result or has resulted in a conflict of interest (“Potential Conflict”) between the Fund and a Potential Recipient, that person shall notify the CCO of the Potential Conflict.

5. OVERSIGHT
The Trust’s Board of Trustees (“Board”) exercises oversight of the disclosure of each Fund’s Portfolio Holdings Information by:
(a) Overseeing the implementation and enforcement of the policy, the Code of Ethics and other relevant policies and procedures of the Trust and its service providers by the CCO;
(b) Considering reports and recommendations by the CCO concerning material compliance matters, as defined in Rule 38a-1 under the 1940 Act; and
(c) Considering proposed amendments to this policy.

EXHIBIT 8

AC One China Fund
List of Access Employees

Baik, Brian
Baik, Woon Sang  (Chip)
Brown, Don
Chang, Jean
Pascal, Patrick C.
Ruopp, Frederick Jr.
Ruopp, Frederick Sr.
Tone, Richard